UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

CBL & Associates Properties, Inc.

(Name of Issuer)

Common Stock, par value $0.001 per share

(Title of Class of Securities)

124830 878

(CUSIP Number)

December 31, 2021

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 124830 878

1	NAMES OF REPORTING PERSONS Strategic Value Partners, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,380,546
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,380,546
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,380,546
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.9%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO, IA

CUSIP No. 124830 878

1	NAMES OF REPORTING PERSONS Victor Khosla
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,380,546
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,380,546
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,380,546
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.9%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 124830 878

1	NAMES OF REPORTING PERSONS SVP Dislocation LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 228,253
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 228,253
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 228,253
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 124830 878

1	NAMES OF REPORTING PERSONS Strategic Value Dislocation Master Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 228,253
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 228,253
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 228,253
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 124830 878

1	NAMES OF REPORTING PERSONS Strategic Value Opportunities Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 114,591
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 114,591
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 114,591
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.6%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 124830 878

1	NAMES OF REPORTING PERSONS SVP Special Situations III-A LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 114,591
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 114,591
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 114,591
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.6%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 124830 878

1	NAMES OF REPORTING PERSONS Strategic Value Special Situations Master Fund IV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 447,675
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 447,675
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 447,675
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.2%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 124830 878

1	NAMES OF REPORTING PERSONS SVP Special Situations IV LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 447,675
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 447,675
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 447,675
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.2%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 124830 878

1	NAMES OF REPORTING PERSONS Strategic Value Special Situations Master Fund V, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 536,443
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 536,443
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 536,443
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.7%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 124830 878

1	NAMES OF REPORTING PERSONS SVP Special Situations V LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 536,443
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 536,443
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 536,443
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.7%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 124830 878

1	NAMES OF REPORTING PERSONS Strategic Value Excelsior Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 53,584
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 53,584
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 53,584
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 124830 878

1	NAMES OF REPORTING PERSONS SVP Excelsior Management LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 53,584
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 53,584
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 53,584
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 124830 878

Item 1(a).	Name of Issuer:

CBL & Associates Properties Inc. (the “Issuer”)

Item 1(b).	Address of Issuer’s Principal Executive Offices:

2030 Hamilton Place Blvd., Suite 500

Chattanooga, TN 374210-6000

Item 2(a).	Names of Persons Filing:

The names of the persons filing this report (collectively, the “Reporting Persons”) are:

Strategic Value Partners, LLC (“Strategic Value Partners”)

Victor Khosla (“Mr. Khosla”)

Strategic Value Dislocation Master Fund, L.P. (“Dislocation Master Fund”)

SVP Dislocation LLC (“SVP Dislocation”)

Strategic Value Opportunities Fund, L.P. (“Opportunities Fund”)

SVP Special Situations III-A LLC (“SVP Special Situations III-A”)

Strategic Value Special Situations Master Fund IV, L.P. (“Special Situations Master Fund IV”)

SVP Special Situations IV LLC (“SVP Special Situations IV”)

Strategic Value Special Situations Master Fund V, L.P. (“Special Situations Master Fund V”)

SVP Special Situations V LLC (“SVP Special Situations V”)

Strategic Value Excelsior Fund, L.P. (“Excelsior Fund”)

SVP Excelsior Management LLC (“SVP Excelsior”)

Item 2(b).	Address of Principal Business Office or, if None, Residence:

The address of the principal business office of each of the Reporting Persons is:

c/o Strategic Value Partners, LLC

100 West Putnam Avenue

Greenwich, CT 06830

Item 2(c).	Citizenship:

Strategic Value Partners is a Delaware limited liability company

Mr. Khosla is a United States citizen

Dislocation Master Fund is a limited partnership organized in the Cayman Islands

SVP Dislocation is a Delaware limited liability company

Opportunities Fund is a limited partnership organized in the Cayman Islands

SVP Special Situations III-A is a Delaware limited liability company

Special Situations Master Fund IV is a limited partnership organized in the Cayman Islands

SVP Special Situations IV is a Delaware limited liability company

Special Situations Master Fund V is a limited partnership organized in the Cayman Islands

SVP Special Situations V is a Delaware limited liability company

Excelsior Fund is a limited partnership organized in the Cayman Islands

SVP Excelsior is a Delaware limited liability company

CUSIP No. 124830 878

Item 2(d).	Title of Class of Securities:

Common Stock, par value $0.001 per share (“Common Stock”)

Item 2(e).	CUSIP Number:

124830 878

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

The information required by this item with respect to each Reporting Person is set forth in Rows 5 through 9 and 11 of the cover page to this Schedule 13G. The ownership percentages are based on 19,988,600 outstanding shares of Common Stock as of November 10, 2021 as reported in the Issuer’s Form 10-Q filed on November 15, 2021.

As of December 31, 2021, Dislocation Master Fund directly holds 228,253 shares of Common Stock. SVP Dislocation is the investment manager of Dislocation Master Fund. Opportunities Fund directly holds 114,591 shares of Common Stock. SVP Special Situations III-A is the investment manager of Opportunities Fund. Special Situations Master Fund IV directly holds 447,675 shares of Common Stock. SVP Special Situations IV is the investment manager of Special Situations Master Fund IV. Special Situations Master Fund V directly holds 536,443 shares of Common Stock. SPV Special Situations V is the investment manager of Special Situations Master Fund V. Excelsior Fund directly holds 53,584 shares of Common Stock. SVP Excelsior is the investment manager of Excelsior Fund. Strategic Value Partners, which is indirectly majority owned and controlled by Mr. Khosla, is the managing member of SVP Dislocation, SVP Special Situations III-A, SVP Special Situations IV, SVP Special Situations V, and SVP Excelsior.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

CUSIP No. 124830 878

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:	February 11, 2022

STRATEGIC VALUE PARTNERS, LLC

By:	/s/ James Dougherty
	Name:	James Dougherty
	Title:	Chief Financial Officer

/s/ Victor Khosla
Victor Khosla

STRATEGIC VALUE DISLOCATION MASTER FUND, L.P.

By:	SVP Dislocation LLC, its investment manager

By:	/s/ James Dougherty
	Name:	James Dougherty
	Title:	Chief Financial Officer

SVP DISLOCATION LLC

By:	/s/ James Dougherty
	Name:	James Dougherty
	Title:	Chief Financial Officer

STRATEGIC VALUE OPPORTUNITIES FUND, L.P.

By:	SVP Special Situations III-A LLC, its investment manager

By:	/s/ James Dougherty
	Name:	James Dougherty
	Title:	Chief Financial Officer

SVP SPECIAL SITUATIONS III-A LLC

By:	/s/ James Dougherty
	Name:	James Dougherty
	Title:	Chief Financial Officer

STRATEGIC VALUE SPECIAL SITUATIONS MASTER FUND IV, L.P.

By:	SVP Special Situations IV LLC, its investment manager

By:	/s/ James Dougherty
	Name:	James Dougherty
	Title:	Chief Financial Officer

SVP SPECIAL SITUATIONS IV LLC

By:	/s/ James Dougherty
	Name:	James Dougherty
	Title:	Chief Financial Officer

STRATEGIC VALUE SPECIAL SITUATIONS MASTER FUND V, L.P.

By:	SPV Special Situations V LLC, its investment manager

By:	/s/ James Dougherty
	Name:	James Dougherty
	Title:	Chief Financial Officer

SVP SPECIAL SITUATIONS V LLC

By:	/s/ James Dougherty
	Name:	James Dougherty
	Title:	Chief Financial Officer

STRATEGIC VALUE EXCELSIOR FUND, L.P.

By:	SVP Excelsior Management LLC, its investment manager

By:	/s/ James Dougherty
	Name:	James Dougherty
	Title:	Chief Financial Officer

SVP EXCELSIOR MANAGEMENT LLC

By:	/s/ James Dougherty
	Name:	James Dougherty
	Title:	Chief Financial Officer